Exhibit (b)(3)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12. Section 3810(b) of the Delaware Statutory Trust Act. the undersigned ACA/Prism Multi-Strat Alternatives Fund (the “Trust”) executed the following Certificate of Amendment:

FIRST:	The name of statutory trust is ACA/PRISM Multi-Strat Alternatives Fund.

SECOND:	The Certificate of Trust (the “Certificate”) is hereby amended to change the name of the Trust to “PRISM-ACA Multi Strategy Fund.”

THIRD:	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 26th day of October, 2016.

By:	/s/ Peter DeCaprio
Peter DeCaprio, Trustee

State of Delaware Secretary of State Division of Corporations Delivered 03:14 PM 10/26/2016 FILED 03:14 PM 10/26/2016 SR 20166370983 - File Number 6161324